PRESS RELEASE 10-07

Little Squaw Adds To Excellent Chandalar Placer Gold Drill Results

Spokane WA – September 10, 2007 - Little Squaw Gold Mining Company (LITS:OTC.BB -- $0.97) (“Little Squaw” or “the Company”) is highly encouraged with the continuing results of its placer gold drilling project on the Little Squaw Creek drainage located on the Company’s wholly owned Chandalar, Alaska, mining property. Having now exceeded 14,500 feet in 90 boreholes, the drilling program is on track to meet its 2007 field season objectives. The Company is pleased to report that the wide, thick section of gravel “Pay Horizon” defined on Line 4 (see the Company’s press release of August 23, 2007) carries unabated to Line 3, a parallel line located 500 feet (167 yards) downstream. A phenomenal five-foot intercept of $1,917.74 per cubic yard occurs in Hole 7 East, based on a gold price of $600/oz.

This potentially economic Pay Horizon is an ancient fluvial fan deposit forming a sedimentary strata of stream gravels (similar to a fossilized delta) lying on schist bedrock and overlain by glacial overburden (clay and cobbles) containing sparse gold values. All the drill lines are crossways to the flow direction of the fan.

Overall, final sample values for drill Line 3 are as strong as they are for Line 4, with the Pay Horizon showing remarkable consistency and continuity. Sample reduction results for 10 of the 11 drill holes on Line 3 show the Pay Horizon to average a thickness of 90 feet (30 yards) with a weighted average recoverable gold value of $14.51 per cubic yard, versus a thickness of 82 feet (27 yards) with a weighted average recoverable gold value of $15.80 per cubic yard for Line 4. Glacial overburden on Line 3 averages a thickness of 71 feet (24 yards), compared to a thickness of 74 feet (25 yards) on Line 4. The Pay Horizon on Line 3 is at least 1,000 feet (333 yards) wide; while on Line 4 it is at least 800 feet (267 yards) wide. The drill holes are spaced about 100 feet (33 yards) apart on Line 3, whereas on Line 4 they are about 50 feet (17 yards) apart. The table below summarizes Line 3 drill hole sample results.

Drill Hole 15.5 on Line 3 is a 175-foot (58 yards) step out to the west of Hole 12 and may have tagged the western limit of the potentially economic Pay Horizon. That hole used the maximum available drill stem of 210 feet without reaching bedrock. Its last five-foot sample runs $27.15 per cubic yard, indicating the underlying bedrock contact should contain high values. About 1,200 feet (400 yards) to the east, bedrock rises to 114 feet in Hole 9 East, and the placer gold deposit essentially remains open to the east, as well as downstream northward towards Line 2 — a distance of some 500 feet (167 yards), where drilling is in progress.

Encouragingly, initial field processing of drill samples from the first six holes on Line 2 show comparable values to Line 3 over similar Pay Horizon thicknesses.

Substrate borehole samples are collected continuously every five feet and are processed via a sophisticated sample-reduction process that recovers the native gold contained in the drill cuttings. This process starts in the field and is finished in a laboratory, where mechanical gold separation is completed. The recovered gold is then weighed on an electronic scale accurate to a tenth of a milligram. Calculations are made to determine the content of gold in each cubic yard of gravel.

Richard Walters, President of Little Squaw said: “We have made an extraordinary find at Chandalar, where a very large and rich placer gold deposit lay hidden for eons beneath glacial sediments. I expect the advancing drilling will outline several million cubic yards of potentially economic Pay Horizon that we might rapidly exploit into cash flow for the Company. We intend to use this development as a stepping stone to explore the multimillion-ounce potential of the hard rock deposits that are the source of this placer gold.”

2007 Placer Drilling Program

Reverse Circulation Drill Hole Summary

Little Squaw Creek - Line 3 (1,186 feet long)

As of September 10, 2007

Drill Hole Number	Bedrock Depth (ft)	Glacial Overburden Thickness (ft)	Fluvial (Stream) Gravel Thickness (ft)	Pay Grade For Fluvial Gravel ($/bcy) CUT & UNCUT	Pay Grade Includes Best Intercept Over $50.00/bcy ($bcy)	Comments
9 East	114.0	89.0	25.0	$ 27.37	5' @ $174.30	Only pay interval in hole.East end of Line 3
7 East	128.0	74.0	54.0	$ 48.47	5' @ 1,917.74	No nuggets > 150 mg
5 East	138.0	64.0	74.0	$ 20.22	15' @ 59.03	Includes 5' @ $153.60/bcy
3 East	147.0	49.0	98.0	$ 13.18		
1	159.0	48.0	111.0	$ 10.44	10' @ $82.24	Includes 5' @ $107.18/bcy
3	174.0	63.0	111.0	$ 14.95	15' @ $59.85	Includes 5' @ 87.64/bcy
5	165.0	64.0	101.0	$ 10.42	5' @ $53.97	
7	173.0	82.0	91.0	$ 8.91	10' @ $56.95	Includes 5' @ $81.38/bcy
9	193.0	88.0	105.0	$ 8.57	5' @ $62.81	
12	210.0	86.0	124.0	$ 10.96	10' @ $112.16	Includes 5' @ 139.26/bcy. No bedrock. West end of line 3
10 Hole Average =	160.1	70.7	89.4	$ 14.57		
Yards =	*53.4*	*23.6*	*29.8*			
15.5	210.0	110.0	100.0	$ 1.22		Last interval = 5' @ $27.15/bcy. No bedrock. West end of Line 3.
Avgerage Of Line =	164.6	74.3	90.4	$ 12.14		
Yards =	*54.9*	*24.8*	*30.1*			

Legend: ft = feet; bcy = bank cubic yards (in-situ cubic yards); mg = milligrams

Gold price at $600 per ounce; fineness = 850

Swell factor for dry samples = 150%, Slime loss factor for wet samples = 15%

Cut = Gold nuggets >150 mg cut to 150 mg for purpose of calculating value/cubic yard

Uncut = Entire gold nugget of > 150 mg entered into calculating value/cubic yard

Cut & Uncut = Same values for both; no nuggets recovered

Richard Walters, President of Little Squaw Gold Mining Company, is responsible for this news release. For additional information regarding Little Squaw Gold Mining, contact Susan Schenk, Manager of Investor Relations, by telephone at (509) 535-6156, or by e-mail at ir@littlesquawgold.com. Little Squaw maintains a comprehensive Web site at www.littlesquawgold.com.

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Little Squaw Gold Mining is engaged in the business of precious-metals discovery.  This endeavor carries certain risks that are commensurate with the potential rewards of such efforts.  These risks cannot be quantified and should not be taken lightly.  All statements made here regarding the firm’s investment potential should be considered “forward-looking statements” as defined by prevailing regulatory guidelines.  As forward-looking statements, these items represent the measured professional judgment of management.  They do not, however, represent guarantees, and unforeseen and/or unforeseeable future developments may render them either incomplete or incorrect. Actual results, plans, programs, and financial performance may differ materially from express or implied forward-looking statements.